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CAMINUS LLC


                                                                  Exhibit 10.54
Mark A. Herman                                                  January 26, 1999
115 E. 34th St., Apt. 11G
New York, New York 10016


Dear Mark:

I am very pleased to extend an offer to you to join CAMINUS LLC as Vice President and Chief Financial Officer. In this strategic position you will report directly to me. Mark, the management team is excited about having someone of your caliber join us to help lead the company's marketing efforts. To this end we have structured an attractive compensation package that consists of base salary, incentive compensation, stock options, and benefits.

Salary
Your base salary will be $165,000 annually, paid according to the Company's standard payroll policy.

Incentive Compensation
You will participate in the 1999 management bonus program. While the terms and conditions for the plan are being finalized, you will receive the greater of the bonus you earn under the terms of the plan or a guarantee of 30% of your 1999 compensation. Thereafter you will participate in the finalized management bonus program.

Stock Options
Subject to the approval of the Board of Directors, you will be granted options under the Caminus Incentive Stock Option (ISO) Plan of one half of one percent of CAMINUS common stock at a strike price based on the Company's valuation when you commence employment. Currently the Company is valued at $49,235,000. While this valuation is not expected to change in the near term, it will be guaranteed if you commence employment by February 22, 1999.

Under the terms of the plan your options will vest over a four year period as follows: 25% on your first anniversary then on a pro rata monthly rate over the next three years.

Other
If you are involuntary terminated for reasons other than cause during your first two years of employment you will receive continuing base salary and benefits for a period of one year. You also will become immediately vested in the greater of twenty-five percent of your options or the then vested amount. Examples of "cause" include committing a felony or a misdemeanor, or unethical or dishonest behavior.

If you become subordinate to another Chief Financial Officer, and/or you are relieved of the duties and responsibilities of the Chief Financial Officer, for reasons other than your

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CAMINUS LLC
                                                                January 26, 1999

ability to perform to reasonable standards for the job, your options will immediately become fully vested. If such a change is to take advantage of other opportunities in the Company and is mutually agreed upon then vesting will not be accelerated.

Benefits
I will send you under separate cover information on the Company's benefits programs for your review. Should you have questions on these I will have a benefits representative contact you.

Mark, as you know, this is a critical executive position in a fast growing, results oriented company. I believe CAMINUS is an excellent opportunity for you to leverage your experience and abilities as well as grow professionally.
Best regards,

/s/ David M. Stoner
David M. Stoner
Chief Executive Officer





Please indicate your acceptance of this offer by signing below and returning an original copy of this letter.

  /s/ Mark A Herman
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Mark A. Herman

  1/26/99
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Date